Exhibit 99.1

Cadent, LLC Completes Acquisition of AdTheorent Holding Company, Inc.

NEW YORK – June 21, 2024 - AdTheorent Holding Company, Inc. (“AdTheorent” or the “Company”) (Nasdaq: ADTH), a machine learning pioneer delivering measurable value for programmatic advertisers, today announced that Cadent, LLC, a leading provider of platform-based converged TV advertising solutions and a portfolio company of Novacap, one of North America’s established private equity firms, completed its acquisition of AdTheorent for $3.21 per share in an all-cash transaction that valued AdTheorent at approximately $324 million.

With the completion of the transaction, AdTheorent’s common stock has ceased trading and is no longer listed on the Nasdaq Stock Market and will not trade in any other public market.

Advisors:

Canaccord Genuity acted as financial advisor and McDermott Will & Emery LLP acted as legal counsel to AdTheorent in connection with the transaction. Moelis & Company LLC acted as lead financial advisor, and Baker Botts LLP provided legal counsel, to Cadent.

About AdTheorent:

AdTheorent uses advanced machine learning technology to deliver impactful advertising campaigns for marketers. AdTheorent’s advanced machine learning-powered media buying platform powers its predictive targeting, predictive audiences audience extension solutions and in-house creative capability, Studio A\T. Focused on the predictive value of machine learning models, AdTheorent’s product suite and flexible transaction models allow advertisers to identify the most qualified potential consumers coupled with the optimal creative experience to deliver superior results, measured by each advertiser’s real-world business goals. AdTheorent is headquartered in New York, with fourteen locations across the United States and Canada.

AdTheorent is consistently recognized with numerous technology, product, growth and workplace awards. AdTheorent was named “Best AdTech Platform” in the 2024 Digiday Media Awards and was honored with an AI Breakthrough Award and “Most Innovative Product” (B.I.G. Innovation Awards) for six consecutive years. Additionally, AdTheorent is the only seven-time recipient of Frost & Sullivan’s “Digital Advertising Leadership Award.” In September 2023, evidencing its continued prioritization of its team, AdTheorent was named a Crain’s Top 100 Best Place to Work in NYC for the tenth consecutive year. AdTheorent ranked tenth in the Large Employer Category and 26th Overall in 2023. For more information, visit adtheorent.com.

About Cadent:

Cadent connects the TV advertising ecosystem. Cadent helps advertisers and publishers identify and understand audiences, activate campaigns, and measure what matters – across any TV content or device. Aperture, the company’s converged TV platform, simplifies cross-screen advertising through a streamlined workflow that brings together identity, data, and inventory with hundreds of integrated partners. For more information, visit cadent.tv.

About Novacap:

Founded in 1981, Novacap is a leading North American private equity firm with over C$8B of AUM that has invested in more than 100 platform companies and completed more than 150 add-on acquisitions. Applying its sector-focused approach since 2007 in Industries, TMT, Financial Services, and Digital Infrastructure, Novacap’s deep domain expertise can accelerate company growth and create long-term value. With experienced, dedicated investment and operations teams as well as substantial capital, Novacap has the resources and knowledge that help build world-class businesses. Novacap has offices in Montreal, Toronto, and New York.

For more information, please visit www.novacap.ca.

Investor Contact:

David DeStefano, ICR
AdTheorentIR@icrinc.com
(203) 682-8383

Press Contact:

Melanie Berger, AdTheorent
melanie@adtheorent.com
(850) 567-0082